EXHIBIT 3.1

STATE OF WASHINGTON

CERTIFICATE OF DESIGNATIONS

OF

RIGHTS AND PREFERENCES

OF

PREFERRED STOCK SERIES D

Pursuant to Title 23B of the Washington Business Corporation Act, the undersigned corporation hereby executes the following Certificate of Designations:

FIRST: The name of the Corporation is i2 Telecom International, Inc., a Washington corporation.

SECOND: The Corporation is authorized to issue 100,000,000 shares of common stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share.

THIRD: The Certificate of Designations of Rights and Preferences of Preferred Stock Series D is attached hereto as Exhibit A. The Certificate of Designations of Rights and Preferences of Preferred Stock Series D was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on August 9, 2004. No shareholder action was required.

FOURTH: This Certificate of Designations of Preferred Stock Series D does not call for an increase or decrease in the total number of shares of preferred stock authorized in the Corporation’s Articles of Incorporation.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by a duly authorized officer, this 10th day of August, 2004

i2 TELECOM INTERNATIONAL, INC.

By:	/s/ Paul R. Arena
Name:	Paul R. Arena
Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF DESIGNATIONS

OF

RIGHTS AND PREFERENCES

OF

PREFERRED STOCK SERIES D

i2 TELECOM INTERNATIONAL, INC.

AUGUST 10, 2004

(1) Designation and Dividends.

(a) Designation. i2 Telecom International, Inc. (the “Company”), pursuant to the resolutions of its Board of Directors (the “Board of Directors”) adopted as of August 9, 2004, creates and designates Ten Thousand (10,000) shares of the Company’s previously authorized preferred stock, no par value per share, as Preferred Stock Series D (the “Preferred Shares”). The voting power, designations, preferences and rights of the Preferred Shares are as set forth below.

(b) Dividends. The holders of the Preferred Shares shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative, and shall accrue daily from (a) the Initial Issuance Date (as defined below) with respect to the Preferred Shares issued on the Initial Issuance Date, and be due and payable beginning on October 1, 2004 (the “First Dividend Date”) and on the first day of each Calendar Quarter (as defined below) after the First Dividend Date and (b) the Issuance Date (as defined below) with respect to any Preferred Shares issued after the Initial Issuance Date, and be due and payable the first day of the Calendar Quarter immediately following the applicable Issuance Date (each, including the First Dividend Date, a “Dividend Date”). If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Any accrued and unpaid Dividends which are not paid (whether in cash or shares of the Company’s common stock, no par value per share (the “Common Stock”), as provided below) within five (5) days of the applicable Dividend Date shall bear interest at the rate of 13.0% per annum from such Dividend Date until paid in full (the “Default Interest”). The form of dividend payments to each holder of the Preferred Shares shall be made in the following order: (i) if funds are legally available for the payment of dividends and the Equity Conditions (as defined below) have not been met, in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met, at the sole election of the Company, in cash or shares Common Stock which shall be valued solely for such purpose at 90% of the average of the Closing Bid Prices of the Common Stock for the twenty (20) consecutive trading days immediately prior to the Dividend Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met, in shares of Common Stock which shall be valued at 90% of the average of the Closing Bid Prices of the Common Stock for the twenty (20) consecutive trading days immediately prior to the Dividend Date; (iv) if funds are not legally available for the payment of dividends and the Equity Conditions have been waived by such holder, as to such holder only, in shares of Common Stock which shall be valued at 90% of the average of the Closing Bid Prices of the Common Stock for the twenty (20) consecutive trading days immediately prior to the Dividend Date; and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met, then, at the election of such holder, such dividends shall accrue to the next Dividend Date or shall be accreted to the outstanding Stated Value. The holders of the Preferred Shares shall have the same rights and remedies with respect to the delivery of any such shares of Common Stock as if such shares were being issued pursuant to Section 2. On the Closing Date (as defined in the Securities Purchase Agreement which is defined below) the Company shall have notified the holders of the Preferred Shares whether or not it may lawfully pay cash dividends. The Company shall promptly notify the holders of the Preferred Shares at any time the Company shall become able or unable, as the case may be, to lawfully pay cash dividends. If at any time the Company has the right to pay dividends in cash or Common Stock, the Company must provide the holders of the Preferred Shares with at least twenty (20) consecutive trading days’ notice of its election to pay a regularly scheduled dividend in Common Stock (the “Dividend Notice”). Dividends on the Preferred Shares shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the holders of the Preferred Shares based upon the number of Preferred Shares held by each such holder.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the product of (x) the result of the following formula: (Dividend Rate)(N/365) and (y) the Stated Value.

(ii) “AMEX” means the American Stock Exchange.

(iii) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(iv) “Bloomberg” means Bloomberg Financial Markets.

(v) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vi) “Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vii) “Closing Bid Price” means, for any security as of any date, the last closing bid price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding. If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Closing Bid Price” being substituted for the term “Closing Sale Price”. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(viii) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(ix) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(x) “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xi) “Contingent Consideration” means any shares of Common Stock (including the shares of Common Stock issuable in lieu of the Company’s preferred stock series A-1 and preferred stock series A-2) which the Company may become obligated to issue in connection with that certain Agreement and Plan of Merger, dated as of January 30, 2004, among the Company, i2 Telecom International, Inc., a Delaware corporation (“i2 Delaware”), DDN Acquisition Corp. and certain shareholders of the Company and i2 Delaware signatory thereto.

(xii) “Conversion Price” means (A) as of any Conversion Date (as defined below) or other date of determination during the period beginning on the Issuance Date and ending on and including the day immediately preceding the Maturity Date (as defined below), the Standard Conversion Price (as defined below), (B) as of any Conversion Date or other date of determination on or after the Maturity Date if the Company has paid any and all required payments of the Maturity Date Redemption Price (as defined below) in a timely manner, the Maturity Conversion Price (as defined below), and (C) as of any Conversion Date or other date of determination after the Maturity Date if the Company has failed to pay any and all required payments of the Maturity Date Redemption Price in a timely manner as described in Section 2(d)(vii), the lesser of the Standard Conversion Price and the Maturity Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

(xiii) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xiv) “Dividend Rate” means (i) prior to the first anniversary of the Initial Issuance Date, 7.00% per annum; (ii) from and after the first anniversary of the Initial Issuance Date and prior to the second anniversary thereof, 8.00% per annum; (iii) from and after the second anniversary of the Initial Issuance Date until the Maturity Date, 9.00% per annum; and (iv) if any Triggering Event (as defined below) occurs that is not cured within thirty (30) days of its occurrence, 13% per annum.

(xv) “Equity Conditions” means (i) on each day during the period beginning ninety (90) days prior to the date the Company delivers its Dividend Notice, Maturity Date Election Notice or Company’s Conversion Election Notice, as applicable, to each holder of the Preferred Shares and ending on and including the Dividend Date, Maturity Date or Company’s Election Conversion Date, as applicable (the “Equity Conditions Measuring Period”), either (x) the Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) filed pursuant to the Registration Rights Agreement (as defined below) shall be effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants (as defined below) shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on a Principal Market other than the OTC Bulletin Board; (iii) during the 3 month period ending on and including the date immediately preceding the Dividend Date, Maturity Date or Company’s Election Conversion Date, as applicable, the Company shall have delivered Conversion Shares (as defined in the Securities Purchase Agreement) upon conversion of the Preferred Shares and Warrant Shares (as defined in the Warrants) upon exercise of the Warrants to the holders on a timely basis as set forth in Section 2(d) hereof and Section 3 and 2(b) of the

Warrants, respectively; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Change of Control (as defined herein) which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) of the Securities Exchange Act of 1933, as amended, and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xvi) “Excluded Securities” means the following shares of Common Stock or other securities of the Company issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (u) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company and in which the Company receives benefits in addition to the investment of funds (all of which shall be determined conclusively by the Company’s Board of Directors in good faith), but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (v) securities issued which constitute the Contingent Consideration; (w) securities issued in connection with an Approved Stock Plan, including, but not limited to, the Company’s 2004 Stock Incentive Plan; (x) upon issuance of the Preferred Shares or upon conversion of the Preferred Shares; (y) upon exercise of the Warrants; and (z) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Issuance Date, provided that such issuance of shares of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Initial Issuance Date and such Options or

Convertible Securities are not amended after the date immediately preceding the Initial Issuance Date.

(xvii) “Initial Issuance Date” means the first date of issuance of any of the Preferred Shares.

(xviii) “Issuance Date” means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

(xix) “Maturity Conversion Price” means 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each trading day during the Maturity Measuring Period.

(xx) “Maturity Date” means, with respect to a Preferred Share, the date which is the third anniversary from the Issuance Date of such Preferred Share, unless extended pursuant to Section 2(d)(vii).

(xxi) “Maturity Measuring Period” means the ten (10) consecutive trading day period ending on the trading day preceding the Maturity Date.

(xxii) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends, along with any Default Interest, have been paid by the Company on the applicable Preferred Share, or the Issuance Date if no Dividend Date has occurred, through and including the Conversion Date, the Maturity Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxiii) “NYSE” means The New York Stock Exchange, Inc.

(xxiv) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxv) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxvi) “Principal Market” means any of the OTC Bulletin Board, AMEX, NYSE, the Nasdaq National Market or The Nasdaq SmallCap Market.

(xxvii) “Registration Rights Agreement” means that certain registration rights agreement by and among the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xxviii) “SEC” means the Securities and Exchange Commission.

(xxix) “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the buyers named therein dated as of the Initial Issuance Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxx) “Standard Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $0.80, subject to adjustment as provided herein.

(xxxi) “Stated Value” means $1,000.

(xxxii) “Warrants” means the warrants to purchase shares of Common Stock issued by the Company pursuant to the Securities Purchase Agreement.

(xxxiii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of no less than a majority of the Preferred Shares then outstanding. If the Company and the holders of the Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(b) Holder’s Conversion Right; Mandatory Redemption or Conversion. Subject to the provisions of Section 12, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole or fractional number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant and subject to Section 2(d)(vii), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d)(vii) or redeemed by the Company in accordance with Section 2(d)(vii). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 14) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the

Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the fifth (5th) Business Day following the date of receipt by the Company of such Conversion Notice, (the “Share Delivery Date”), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) subject to the terms of the Purchase Agreement, provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than five (5) Business Days after receipt of the Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within two (2) Business Days of receipt of such holder’s Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of at least a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If within five (5) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Preferred Shares, then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled as set forth in the applicable Conversion Notice and (II) the Weighted Average Price of the Common Stock on the Share Delivery Date. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a holder or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of Preferred Shares, and if on or after such Business Day the holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon such conversion that the holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) Business Days after the holder’s request and in the holder’s discretion, either (i) pay cash to the holder in an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate or certificates representing such Common Stock and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Weighted Average Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Standard Conversion Price. If for any reason a holder has not received all of the shares of Common Stock to which such holder is entitled prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder’s Conversion Notice; provided that the voiding of a holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.

(vi) Pro Rata Conversion. Subject to Section 12, in the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

(vii) Mandatory Redemption or Conversion at Maturity.

(A) If any Preferred Share remains outstanding on the Maturity Date, the Company, in its sole determination, shall either (I) convert such Preferred Share at the Conversion Rate as of the Maturity Date for such Preferred Share, without the holder of such Preferred Share being required to give a Conversion Notice on such Maturity Date (a “Maturity Date Mandatory Conversion”); provided that the Equity Conditions are satisfied as of the Maturity Date Election Notice Date (as defined below) or waived by all the holders of the Preferred Shares then outstanding or (II) redeem such Preferred Share for an amount in cash per Preferred Share (the “Maturity Date Redemption Price”) equal to the Conversion Amount (a “Maturity Date Mandatory Redemption”). On or prior to the date which is thirty (30) trading days prior to the Maturity Date (the “Maturity Date Election Notice Date”), the Company shall deliver written notice to each holder of Preferred Shares outstanding on such date (a “Maturity Date Election Notice”), which Maturity Date Election Notice shall state (x) the number of Preferred Shares the Company has elected to convert on the Maturity Date pursuant to a Maturity Date Mandatory Conversion and (y) the number of Preferred Shares the Company has elected to redeem on the Maturity Date pursuant to a Maturity Date Mandatory Redemption. If the Company has elected a combination of the Maturity Date Mandatory Conversion and Maturity Date Mandatory Redemption with respect to the Maturity Date, then the Company shall redeem Preferred Shares and/or convert Preferred Shares pro rata from the holders of Preferred Shares then outstanding (based on the number of Preferred Shares issued to such holder on the Initial Issuance Date relative to the total number of Preferred Shares issued to all holders on the Initial Issuance Date (such relative amount being referred to herein as each such holder’s “Maturity Allocation Percentage”)). In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder’s Preferred Shares, then the transferee shall be allocated a pro rata portion of such holder’s Maturity Allocation Percentage. If the Company fails to deliver to a holder of Preferred Shares a Maturity Date Election Notice with respect to any outstanding Preferred Share at least sixty (60) trading days prior to the Maturity Date, then the Company shall be deemed to have elected a Maturity Date Mandatory Conversion for such Preferred Share.

(B) If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares with respect to which the Company has elected a Maturity Date Mandatory Redemption, by wire transfer of immediately available funds to an account designated in writing by such holder, an amount per Preferred Share selected for redemption pursuant to this Section 2(d)(vii) equal to the Maturity Date Redemption Price.

(C) If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares selected for redemption which were outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such holder of Preferred Shares may have under any Transaction Document, the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full.

(D) If the Company has elected or is deemed to have elected a Maturity Date Mandatory Conversion then all Preferred Shares with respect to which the Company has elected a Maturity Date Mandatory Conversion which remain outstanding on the Maturity Date shall be converted as set forth above on such Maturity Date as if such holder of such Preferred Shares had delivered a Conversion Notice with respect to such Preferred Shares on the Maturity Date. Promptly following the Maturity Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares, duly endorsed for cancellation, to the Company. If the Company has elected, or is deemed to have elected pursuant to this Section 2(d)(vii), a Maturity Date Mandatory Conversion and the holders have not received all of the shares of Common Stock to which the holders are entitled or the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as a Triggering Event or an event that would constitute a Triggering Event with the passage of time or giving of notice shall have occurred and be continuing. Notwithstanding anything to the contrary in this Section 2(d)(vii), any holder of Preferred Shares may convert such Preferred Shares (including Preferred Shares with respect to which the Company has elected a Maturity Date Mandatory Conversion or has elected a Maturity Date Mandatory Redemption), but subject to Section 12, into shares of Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Maturity Date for such Preferred Shares. In the event a holder of Preferred Shares delivers a Conversion Notice to the Company after such holder’s receipt of a Maturity Date Election Notice with respect to the Preferred Shares covered by such Conversion Notice and the Company has elected in such Maturity Date Election Notice a combination of the Maturity Date Mandatory Conversion and Maturity Date Mandatory Redemption with respect to such Preferred Shares, then such number of Preferred Shares shall be deducted as indicated by such holder in its Conversion Notice from the number of Preferred Shares, if any, designated by the Company as being subject to a Maturity Date Mandatory Conversion in the Maturity Date Election Notice and from the number of Preferred Shares designated by the Company as being subject to a Maturity Date Mandatory Redemption in such Maturity Date Election Notice.

(viii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full or remaining number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(ix) Conversion at the Company’s Election. After the date on which the Registration Statement has been declared effective by the SEC (the “Conversion Election Date”), the Company shall have the right, in its sole discretion, to require that some or all of the outstanding Preferred Shares be converted (the “Company’s Conversion Election”) at the applicable Conversion Rate; provided that the Conditions to Conversion at the Company’s Election (as set forth below) are satisfied or waived by all the holders of the Preferred Shares then outstanding; provided, however, that the Company may not deliver a Company’s Conversion Election Notice (as defined below) within thirty (30) trading days of having already delivered such a notice. The Company shall exercise its right to Company’s Conversion Election by providing each holder of Preferred Shares written notice (“Company’s Conversion Election Notice”) by facsimile and overnight courier on or after the Conversion Election Date. The date on which such holders are notified of the Company’s Conversion Election Notice is referred to herein as the “Company’s Conversion Election Notice Date.” If the Company elects to require conversion of some, but not all, of such Preferred Shares then outstanding, the Company shall require conversion of an amount from each holder of such Preferred Shares equal to the product of (I) the total number of Preferred Shares which the Company has elected to convert multiplied by (II) such holder’s Allocation Percentage (such amount with respect to each holder of such Preferred Shares being referred to herein as its “Pro Rata Conversion Amount”). In the event that any initial holder of the Preferred Shares shall sell or otherwise transfer any of such holder’s Preferred Shares, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage. The Company’s Conversion Election Notice shall indicate (x) the aggregate number of such Preferred Shares the Company has selected for conversion, (y) the date selected by the Company for conversion (the “Company’s Election Conversion Date”), which date shall be not less than two (2) Business Days or more than sixty (60) Business Days after the Company’s Conversion Election Notice Date, and (z) each holder’s Pro Rata Conversion Amount. Subject to the satisfaction of all the conditions of this Section 2(d)(ix), on the Company’s Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 2(d)(i) for a number of Preferred Shares equal to such holder’s Pro Rata Conversion Amount. “Conditions to Conversion At The Company’s Election” means the following conditions: (i) on each of the Company’s Conversion Election Notice Date and the Company’s Election Conversion Date, the Equity Conditions shall have been satisfied; (ii) on each consecutive trading day during the period beginning on the date which is twenty-two (22) trading days prior to the date of the Company’s Conversion Election Notice Date and ending on and including the Company’s Election Conversion Date, the Closing Bid Price of the Common Stock is greater than 200% of the applicable Conversion Price

(subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, reverse stock splits or other similar events); and (iii) the Company shall have sold and issued Preferred Shares at an aggregate purchase price of $5.0 million. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion hereunder which shall reduce such holder’s Pro Rata Conversion Amount) into Common Stock pursuant to Section 2(b) on or prior to the date immediately preceding the Company’s Election Conversion Date.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Standard Conversion Price upon Issuance of Common Stock. If and whenever on or after the Initial Issuance Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities other than the Excluded Securities listed in clause (u) of Section 2(a)(xvi) hereof and the Excluded Securities issued after the date hereof in connection with an Approved Stock Plan in excess of 10,000,000 shares of Common Stock (or securities exerciseable, convertible or exchangeable for 10,000,000 shares of Common Stock) pursuant to all such Approved Stock Plans on a cumulative basis) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Standard Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Standard Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price. For purposes of determining the adjusted Standard Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Standard Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Standard Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Standard Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Standard Conversion Price in effect at the time of such change shall be adjusted to the Standard Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Standard Conversion Price then in effect unless the holders of the Preferred Shares are provided at least 10 Business Days’ prior notice.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of at least a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the holders of at least a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Standard Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Standard Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Standard Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv) Preferred Shares Deemed Outstanding. If during the period beginning on and including the Initial Issuance Date and ending on the date immediately preceding the Issuance Date, the Company entered into, or in accordance with Section 2(f) would have been deemed to have entered into (had such Preferred Shares been outstanding at such time), any Dilutive Issuance, then solely for purposes of determining any adjustment under this Section 2(f) as a result of such Dilutive Issuance or deemed Dilutive Issuance, the Preferred Shares shall be deemed to have been outstanding at the time of each such Dilutive Issuance or deemed Dilutive Issuance.

(v) Notices.

(A) Promptly upon any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 4(a)), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C) The Company will also give written notice to each holder of Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is ninety (90) days after the applicable Effectiveness Date (as defined in the Registration Rights Agreement);

(ii) After the Effective Date and while a Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of such Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities in accordance with the terms of such Registration Rights Agreement for more than sixty (60) trading days during any 12 month period;

(iii) the suspension from trading or failure of the Common Stock to be listed on a Principal Market for a period of five (5) consecutive trading days or for more than an aggregate of ten (10) trading days in any 365-day period;

(iv) the Company’s notice or the Transfer Agent’s notice, at the Company’s direction, to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(v) the Company shall fail for any reason to deliver certificates to a Holder prior to the applicable Share Delivery Date or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Preferred Shares in accordance with the terms hereof; or

(vi) unless otherwise provided under Sections 3(b)(i) through 3(b)(vii), above, the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least 20 Business Days.

(b) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event, each holder of Preferred Shares shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to the greater of (x) 105% of the Conversion Amount and (y) the product of (i) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer (as defined below) and (ii) the Closing Sale Price of the Common Stock on the trading day immediately preceding such Triggering Event (the “Redemption Price”)

(c) Mechanics of Redemption at Option of Buyer. Within two (2) Business Days after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each holder of Preferred Shares. At any time after the earlier of a holder’s receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, but in no event more than fifteen (15) days after such holder’s receipt of a Notice of Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem up to all of such holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Buyer”) to the Company, which Notice of Redemption at Option of Buyer shall indicate the number of Preferred Shares that such holder is electing to redeem”).

(d) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall promptly notify each holder of Preferred Shares by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the tenth (10th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Buyer the applicable Redemption Price to all holders that deliver a Notice of Redemption at Option of Buyer prior to the tenth (10th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Buyer. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice and (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice.

(f) Disputes; Miscellaneous. A holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4) Other Rights of Holders.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as “Organic Change.” Prior to the consummation of any (i) sale of all or substantially all of the Company’s assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor, or, if applicable, the parent of the successor, resulting from such Organic Change (in each case, the “Acquiring Entity”) a written agreement (in form and substance reasonably satisfactory to the holders of at least two-thirds of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder (except that such security may be pari passu, with but not junior to, any capital stock of such acquiring or successor Person), and reasonably satisfactory to the holders of at least two-thirds of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance reasonably satisfactory to the holders of at least a two-thirds of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder’s Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

(b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder’s option, to require the Company to redeem all or a portion of such holder’s Preferred Shares at a price per Preferred Share equal to 105% of the Conversion Amount (“Change of Control Redemption Price”). No sooner than twenty (20) Business Days nor later than ten (10) Business Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a “Notice of Change of Control”) to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least ten (10) Business Days prior to a Change of Control, at any time on or after the date which is ten (10) Business Days prior to a Change of Control) and ending on the date of such Change of

Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder’s Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a “Notice of Redemption Upon Change of Control”) to the Company, which Notice of Redemption Upon Change of Control shall indicate (i) the number of Preferred Shares that such holder is submitting for redemption, and (ii) the applicable Change of Control Redemption Price, as calculated pursuant to this Section 4(b). Upon the Company’s receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company’s receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the applicable Change of Control Redemption Price simultaneously with the consummation of the Change of Control. Payments provided for in this Section 4(b) shall have priority to payments to other shareholders in connection with a Change of Control. For purposes of this Section 4(b), “Change of Control” means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, at least 51% of the voting securities of the surviving entity, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) a transaction in which all or substantially all of the Common Stock shall be exchanged for, converted into, or acquired for consideration which is not common stock listed on a Principal Market other than the OTC Bulletin Board, (iii) the sale or transfer of all or substantially all of the Company’s assets, (iv) a purchase, tender or exchange offer made to and accepted by the holders of 50% or more of the aggregate voting power of the outstanding voting securities of the Company, or (v) the Board of Directors recommends that the shareholders of the Company approve any of the foregoing events described in clauses (i)-(iv).

(c) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5) [INTENTIONALLY OMITTED.]

(6) Reservation of Shares. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

(7) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Washington Business Corporation Act, and as expressly provided in this Certificate of Designations.

(8) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) the Stated Value and (ii) the Additional Amount for such Preferred Share; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

(9) Preferred Rank. All shares of Common Stock and any other equity securities of the Company shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds of the Preferred Shares then outstanding, the Company shall not hereafter authorize or issue additional or other capital stock (other than the Permitted Senior Stock Issuance) that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred stock) of any such junior preferred stock is not on or before the Maturity Date. Without the prior express written consent of the holders of not less than two-thirds of the Preferred Shares then outstanding, the Company shall not hereafter authorize or make any amendment to the Company’s Articles of Incorporation or bylaws, or file any resolution of the Board of Directors with the Secretary of State of the State of Washington or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock whether by merger, consolidation or otherwise. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith. For purposes of this Certificate of Designations, “Permitted Senior Stock Issuance” means an issuance of preferred stock of the Company issued at a single closing resulting in at least $10,000,000 of net proceeds to the Company (the “Per Share Price”); provided that the product of (x) the number of shares of Common Stock set forth as outstanding on the front page of the latest Form 10-QSB or Form 10-KSB, as the case may be, of the Company multiplied by (y) the Per Share Price shall not be less than $40,000,000; provided, further, that any conversion price provided for in such preferred stock shall not be permitted at any time to be less than 150% of the applicable Conversion Price for the Preferred Shares.

(10) Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock and shall be in addition to any such dividend or distribution.

(11) Restriction on Redemption and Cash Dividends. Unless all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its capital stock (other than the Preferred Shares) without the prior express written consent of the holders of not less than a majority of the Preferred Shares then outstanding.

(12) Vote to Change the Terms of or Issue Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the Preferred Shares then outstanding shall be required for (a) any change to this Certificate of Designations or the Company’s Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares, whether by merger, consolidation or otherwise, and (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

(13) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(14) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(15) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(16) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(17) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”).

(18) Transfer of Preferred Shares. A holder of Preferred Shares may assign in accordance with applicable securities laws some or all of the Preferred Shares and the accompanying rights hereunder held by such holder without the consent of the Company.

(19) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders of the Preferred Shares), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

* * * * *

EXHIBIT I

i2 TELECOM INTERNATIONAL, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights and Preferences of Preferred Stock Series D of i2 Telecom International, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Preferred Stock Series D, no par value per share (the “Preferred Shares”), of i2 Telecom International, Inc., a Washington corporation (the “Company”), indicated below into shares of Common Stock, no par value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: ____________________________________________________________________________________

Number of Preferred Shares to be converted: __________________________________________________________________

Stock certificate no(s). of Preferred Shares to be converted: _______________________________________________________

Tax ID Number (If applicable): _____________________________________________________________________________

Please confirm the following information: _________________________________________________________________________

Conversion Price: ______________________________________________________________________________________

Number of shares of Common Stock to be issued: ______________________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: __________________________________________

__________________________________________

Address: __________________________________________

Telephone Number: _________________________________

Facsimile Number: __________________________________

Authorization: _____________________________________

By: ______________________________________________

Title: _____________________________________________

Dated:

Account Number (if electronic book entry transfer):_____________________________________________________

Transaction Code Number (if electronic book entry transfer):______________________________________________

[NOTE TO HOLDER — THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock.

i2 TELECOM INTERNATIONAL, INC.

By:

Name:

Title: